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                                                                   Exhibit 16.1




                               November 10, 1997



Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Province Healthcare Company (formerly Brim, Inc.) and, under the date of March 8, 1996, we reported on the consolidated financial statements of Province Healthcare Company (formerly Brim, Inc.) as of December 31, 1995 and for the years ended December 31, 1994 and 1995. On December 18, 1996, our appointment as principal accountants was terminated. We have read Province Healthcare Company's statements included under Item 11(i) of its Pre-effective Amendment No. 2 to Form S-1 dated November 10, 1997, and we agree with such statements.


                                        KPMG Peat Marwick LLP